Exhibit 99-1

American Safety Insurance Holdings, Ltd.

Reports On Impact Of Recent Market Developments

HAMILTON, Bermuda, October 1, 2008 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported that it had $7.7 million of total book value at September 30, 2008, of securities in Lehman Brothers, Freddie Mac and Fannie Mae in its investment portfolio. The Company will record a pre-tax impairment charge for the full book value of these securities in the third quarter ended September 30, 2008. The Company does not have any other securities in its portfolio that it considers other than temporarily impaired at this time.  In addition, given the recent turmoil in the financial markets, the Company sold approximately $17 million of other fixed maturity securities due to credit concerns about the financial services sector issuers.  These sales will result in additional $1.4 million pre-tax realized loss in the quarter.  Subsequent to the sale and impairment charges, the Company has approximately 10% of its fixed maturity investments in the financial services sector.  The impact of the aggregate $9.1 million in pre-tax impairment charges and realized losses will result in the Company reporting a net loss for the third quarter of 2008. The Company has discussed the impairment and realized losses with A.M. Best and does not expect any impact to its “A” (Excellent) rating.

This release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. We intend these forward looking statements to be covered by the safe harbor provisions of the United States securities laws. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially. Important factors that could cause actual events or results to materially differ from our expectations include (1) unexpected ratings action by A.M. Best, (2) further realized losses in our portfolio, and (3) general economic and market conditions.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best.

Contacts:

American Safety Insurance Services, Inc.	American Safety Insurance Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.com	jmcdonald@amsafety.com
(770) 916-1908	(770) 916-1908